Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 70 to the Registration Statement (Form N-1A, No. 2-91776) of Federated International Series, Inc. and to the incorporation by reference of our report dated January 25, 2016 on Federated International Bond Fund (the sole portfolio of Federated International Series, Inc.) included in its Annual Shareholder Report for the fiscal year ended November 30, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 14, 2016